Exhibit 10.1

Amendment No. 1 to

Streamline Health Solutions, Inc. Third Amended and Restated 2013 Stock Incentive Plan

This Amendment No. 1 to the Streamline Health Solutions, Inc. Third Amended and Restated 2013 Stock Incentive Plan (this “Amendment”) is made and entered into as of May 24, 2021 (the “Effective Date”) by Streamline Health Solutions, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Company previously adopted the Streamline Health Solutions, Inc. Third Amended and Restated 2013 Stock Incentive Plan (the “Plan”);

WHEREAS, unless the context clearly requires the contrary, capitalized terms that are used in this Amendment that are not otherwise defined herein shall have the meanings that the Plan ascribes to those terms;

WHEREAS, pursuant to Section 16(a) of the Plan, the Plan may be amended, altered, suspended and/or terminated at any time by the Company’s Board of Directors (the “Board”), subject to the approval of the Company’s stockholders for certain Plan amendments;

WHEREAS, Section 5(a) of the Plan provides that the maximum number of shares of the Company’s stock, par value $0.01 per share (“Common Stock”), that may be issued pursuant to Awards granted under the Plan shall not exceed the sum of (i) 3,300,000 shares, plus (ii) the number of shares remaining available for issuance as of the March 28, 2014 under the Prior Plan (that is, shares not subject to outstanding awards under the Prior Plan nor delivered from the shares reserved under the Prior Plan), plus (iii) the number of shares that become available under the Prior Plan after March 28, 2014 pursuant to forfeiture, termination, lapse or satisfaction of a Prior Plan award in cash or property other than shares of Common Stock; and

WHEREAS, subject to and contingent upon the approval of the Company’s stockholders, the Board, upon the recommendation of the Compensation Committee of the Board, has resolved by written consent, dated as of March 17, 2021, to amend the Plan to increase the maximum number of shares of Common Stock that may be issued pursuant to Awards granted under the Plan by 2,000,000 shares.

NOW, THEREFORE, in accordance with Section 16(a) of the Plan and the approval of the Company’s stockholders on May 20, 2021, the Plan is hereby amended, effective as of the date hereof, as follows:

1.	Section 5(a) of the Plan is hereby revised and amended to read as follows:

“Shares of Stock Subject to the Plan: Subject to adjustments as provided in Section 5(d), the maximum number of shares of Common Stock that may be issued pursuant to Awards granted under the Plan shall not exceed 8,223,246. Shares delivered under the Plan shall be authorized but unissued shares, treasury shares or shares purchased on the open market or by private purchase. The Company hereby reserves sufficient authorized shares of Common Stock to meet the grant of Awards hereunder.”

2.      Except as expressly amended by this Amendment, the Plan shall continue in full force and effect in accordance with the provisions thereof.

IN WITNESS WHEREOF, the Company has caused this Amendment to be duly executed as of the date first written above.

STREAMLINE HEALTH SOLUTIONS, INC.

By:	/s/ Thomas J. Gibson
Name:	Thomas J. Gibson
Title:	Chief Financial Officer

[Signature Page to Amendment No. 1 to Streamline Health Solutions, Inc.

Third Amended and Restated 2013 Stock Incentive Plan]